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                                                                        Ex. 99.2
                                                                  March 16, 2000

           PRECISION OPTICS CORPORATION ANNOUNCES PRIVATE PLACEMENT OF
                                  COMMON STOCK

GARDNER, MA. - Precision Optics Corporation, Inc. (Nasdaq: POCI) announced today that it has completed a private placement transaction valued at up to $22.9 million. The private placement was made to qualified institutional and private investors.

Investors have agreed to purchase 657,895 shares of common stock and warrants exercisable for an additional 388,157 shares of common stock, resulting in gross proceeds to the Company of $12.5 million, with additional potential proceeds of up to $10.4 million upon exercise of the warrants. At the time issued, the securities offered in the private placement will not have been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exception from registration requirements.

These investments will allow the Company to acquire additional equipment and facilities, to provide increased production capacity for Dense Wavelength Division Multiplexer (DWDM) optical filters, for development of other telecommunications products, and for general corporate purposes.

Forward-looking statements contained in this news release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the optical communications and medical product markets, the impact of competitive products and pricing, availability of third-party components, cost and yields associated with production of the Company's optical communications and other products and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 1999.

Precision Optics Corporation provides high quality optical thin film coatings used in a variety of high technology applications including Optical Communications, Microlithography, Semiconductor Processing, Photomasks, and Advanced Imaging. In addition, Precision Optics Corporation designs, develops, manufactures and markets specialized optical systems and components. Its products and services as an original equipment manufacturer include a line of laparoscopes and arthroscopes as well as other medical instruments, industrial optical systems, lens systems for night-vision equipment, and advanced optical systems design and development.